Exhibit 10.1

Ceridian HCM Holding Inc.

2021 Management Incentive Plan (“MIP”)

Cash & Performance Stock Units

The MIP is a discretionary, short-term incentive plan designed to drive company results related to our key financial metrics. Participants in the MIP are active eligible employees (“Participant”) of Ceridian HCM Holding Inc. and its subsidiaries (“Ceridian”) who play a key role in Ceridian accomplishing its objectives and as further described under the heading “Eligibility” below. The Board of Directors of Ceridian HCM Holding Inc. (“Board”) and the Compensation Committee of the Board (the “Committee”) have approved the MIP for the performance period January 1, 2021-December 31, 2021 (“Performance Period”), including the Incentive Components as set forth below. The Board and/or Committee will consider the achievement of the Incentive Components to determine whether any adjustment to the calculated payment will be made to participants in the MIP.

Incentive Components

•	Cloud Revenue (50%)
•	Adjusted EBITDA Margin (50%)

Both Cloud Revenue and Adjusted EBITDA Margin exclude float revenue

(Cloud Revenue and Adjusted EBITDA Margin are defined in the attached Appendix A.)

A Participant’s Individual MIP Target (as defined below) is 50% in the form of cash (the “Cash MIP”) and 50% in the form of performance stock units (“PSUs”) granted under the terms of the Ceridian HCM Holding Inc. 2018 Equity Incentive Plan, as amended (“2018 EIP”), and the applicable PSU award agreement (the “PSU MIP”). Achievement of the Incentive Component(s) for Threshold, Target, and Maximum Conditions are set forth in the table below; each component is treated independently for payout. Failure to satisfy the Threshold Incentive Component Results described will result in no payout for that component of the MIP. If at least one Threshold Incentive Component Result is met, a Participant will receive a payout under the MIP. All payouts under the MIP are subject to the discretion of the Board and/or Committee.

EMPLOYEE’S INDIVIDUAL MIP TARGET				MEASUREMENT OF INCENTIVE COMPONENTS
% of MIP Target	Payment Type	Incentive Component	Incentive Component Weighting	Threshold		Target		Maximum**
				Incentive Component Result	Incentive Component Payout %	Incentive Component Result	Incentive Component Payout %	Incentive Component Result	Incentive Component Payout %
50%	Cash MIP	CLOUD REVENUE	50%	$795.7 M	50%	$816.1 M	100%	≥$836.5M	150%
		ADJUSTED EBITDA MARGIN	50%	12.7% Margin	50%	13.1% Margin	100%	≥13.5% Margin	150%
50%	PSU MIP	CLOUD REVENUE	50%	$795.7 M	50%	$816.1 M	100%	≥$836.5M	150%
		ADJUSTED EBITDA MARGIN	50%	12.7% Margin	50%	13.1% Margin	100%	≥13.5% Margin	150%

*Payments for Cloud Revenue and Adjusted EBITDA Margin achievement between Threshold and Target and between Target and Maximum will be determined on a straight-line basis (i.e., linearly interpolated).

**The maximum total combined Incentive Component Payout may not exceed 150%

Eligibility

•

The MIP applies to Participants designated by Ceridian and approved by management in its sole discretion, and employees who previously met MIP eligibility criteria and management has approved their continued participation for 2021.

•

The Cash MIP element is governed by the General Terms and Conditions of the Ceridian Incentive Plans (hereinafter the “Terms and Conditions”) including but not limited to the definition of “Active Employment”.

•

Proration for the Cash MIP and PSU MIP is based on the employee’s date of eligibility and duration of active employment in the Performance Period. The terms of the 2018 EIP and the PSU award agreement will govern the PSU grant.

•

Participants whose total annual target MIP is less than US $2,400 and/or hired on or after July 1, 2021 or reside in a country other than the US, Canada, UK, Australia, New Zealand, or Mauritius are not eligible to participate in the PSU MIP and will instead be eligible for the Cash MIP at 100% of the Individual MIP Target.

•	Ceridian retains the right to amend these eligibility criteria in its sole discretion.

Plan Payment Opportunity

•	Ceridian offers no employee any guarantee of any expectation of receiving an incentive or any incentive payment under the MIP.
•	Employees have been provided their individual MIP target, as a percentage of their base salary or a fixed dollar amount (“Individual MIP Target”).

•

Cash MIP. Subject to the overarching exercise of discretion, as noted below, any Cash MIP payment will be determined using the employee’s base salary as of December 31, 2021. (Note: In the event of an increase in your Target due to a promotion or other pay increase, the additional amount will be eligible for the Cash MIP at 100%.)

•

PSU MIP.  The number of PSUs awarded to the Participant under the 2018 EIP will be determined using the Participant’s Individual MIP Target, as of the date of grant. The vesting conditions for the PSU award will be determined based on the Incentive Component results as outlined in the PSU award agreement and issued within 45 days of the certification date.

•

Notwithstanding anything herein to the contrary, Ceridian retains the overarching discretion to modify, deny or decrease an employee’s MIP payment as it deems fit in its sole discretion based on the employee’s performance and/or disciplinary record.

Termination Provisions

Details of MIP eligibility, plan payments and termination provisions of the Cash MIP can be found on the attached Terms and Conditions (T&C) document.

For specific terms and conditions of the PSU’s as it relates to termination, refer to the “2018 Equity Incentive Plan - Performance Stock Unit Award Agreement”.

Entire Agreement

This document represents the entire agreement related to the MIP.  The terms of the PSU award are set forth in the 2018 EIP and the PSU award agreement; copies of which and other information pertaining to the 2018 EIP have been provided to the Participant. The MIP replaces all prior agreements or representations with respect to the MIP.  Neither the Participant nor Ceridian rely upon, or regard as material, any representation (oral or in writing) not expressly included in this document.

APPENDIX A

Definitions

Adjusted EBITDA, excluding float revenue

Adjusted EBITDA is defined as net income (loss) before interest, taxes, depreciation, and amortization, as adjusted to exclude: float revenue, net income (loss) from discontinued operations; non-cash charges for asset impairments; gain (loss) on assets and liabilities held in a foreign currency other than the functional currency of a company subsidiary; share-based compensation expense and related employer taxes; severance charges; restructuring consulting fees; significant acquisitions or disposals and related transaction costs; as well as other non-recurring charges, subject to board approval. .

Adjusted EBITDA Margin, excluding float revenue	Adjusted EBITDA Margin is determined by calculating the percentage Adjusted EBITDA, excluding float revenue divided by Total Revenue, excluding float revenue.
Cloud Revenue, excluding float revenue

Cloud revenue, presented on a constant currency basis, includes Dayforce and Powerpay.

•Dayforce includes global HR, payroll, benefits, workforce management, and talent management on web and native iOS and Android platforms. Dayforce revenue is primarily generated from monthly recurring fees charged on a PEPM basis, generally one-month in advance of service. Dayforce also includes outsourced human resource solutions to certain Dayforce customers. Also included within Dayforce revenue is implementation, staging, and other professional services revenue; revenues from the sale, rental, and maintenance of time clocks; and billable travel expenses.

•Powerpay revenue is primarily generated from recurring fees charged on a per-employee, per-process basis from small market Canadian customers.

Total Revenue, excluding float revenue

All revenue components are presented on a constant currency basis, is used to assess how our underlying business performed excluding the effect of foreign currency rate fluctuations.  Revenue for use in MIP calculations is defined as Total Revenue, presented on a constant currency basis, excluding float revenue, with consideration of other adjustments such as the impact of significant acquisitions or disposals, subject to board approval.